Exhibit 5.1

MATTHEW MCMURDO, ESQ. Attorney-At-Law Matthew C. McMurdo | 917 318 2865 | matt@nannaronelaw.com	28 West 44th Street, 16th Floor New York, NY 10036

February 4, 2014

Xun Energy, Inc.

12759 NE Whitaker Way, #C453

Portland, OR 97230

Re:   Registration Statement on Form S-1

Ladies and Gentlemen:

I am counsel for Xun Energy, Inc., a Nevada corporation (the “Company”), in connection with the proposed offering by AGS Capital Group, LLC (the “Selling Shareholder”), under the Securities Act of 1933, as amended, of up to 37,414,967  shares of the Company’s common stock, including 4,081,633 commitment shares (the “Commitment Shares”), $0.0001 par value per share (“Common Stock”) through a Registration Statement on Form S-1 (the “Registration Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission.

In connection with rendering my opinion as set forth below, I have reviewed and examined originals or copies identified to my satisfaction of the following:

(1)   Articles of Incorporation, of the Company as filed with the Secretary of State of Nevada;

(2)  By-laws of the Company;

(3)   Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(4)   The Registration Statement and the prospectus contained within the Registration Statement; and

(5)   The other exhibits of the Registration Statement.

I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as certified, conformed, facsimile, electronic or photo static copies. I have relied upon the statements contained in the Registration Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

Based upon the foregoing and in reliance thereon, it is my opinion that (i) the 37,414,967 shares of Common Stock of the Company being offered by the Selling Shareholder under the Registration Statement, not including the Commitment Shares, when sold, will be legally issued, fully paid and non-assessable pursuant to the laws of the State of Nevada and the laws of the United States of America and (ii) the Commitment Shares are legally issued, fully paid and non-assessable pursuant to the laws of the State of Nevada and the laws of the United States of America.

I hereby consent to this opinion being included as an exhibit to the Registration Statement and to the use of my name under the caption “EXPERTS” in the prospectus constituting a part thereof.

Matthew McMurdo, Esq.

 NEW YORK